UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 15, 2008

CIB Marine Bancshares, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Wisconsin	000-24149	37-1203599
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

N27 W24025 Paul Court, Pewaukee, Wisconsin		53072
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	262-695-6010

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.01 Completion of Acquisition or Disposition of Assets.

On August 15, 2008, the Registrant, CIB Marine Bancshares, Inc. (the "Company") consummated the sale of the branches, substantially all the deposits and the majority of the loan portfolio of Citrus Bank, N.A. ("Citrus Bank"), its Florida banking subsidiary, to 1st United Bank, at book value plus a deposit premium (the "Disposition"). Subject to final regulatory approval, the remaining assets, liabilities and capital of Citrus Bank will be merged into the Company. Specifically, the Disposition included the sale of approximately $87.1 million in deposits and related accrued interest payable, $43.6 million in net loans and related accrued interest receivable, $2.1 million of property and equipment, as well as Federal Reserve Bank stock and certain other liabilities. In consideration, the Company received a cash premium of $3 million and 136,364 shares of common stock of 1st United Bancorp, Inc., the parent company of 1st United Bank, which will impact the statement of operations based on a valuation of the stock as of the date of closing. The Company is also entitled to receive an additional deposit premium of up to $1.5 million in connection with an earnout provision based upon the amount of acquired deposit balances retained by 1st United Bank as of the first and second anniversaries of the closing which, if earned, would be payable on those dates.

Item 8.01 Other Events.

SETTLEMENT OF SHAREHOLDER LITIGATION. As disclosed by the Company in its prior SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2007 and subsequent quarterly reports, the Company is a defendant in two lawsuits brought by former shareholders Dennis Lewis and John Reudi and others. On August 14, 2008, a settlement conference was held in these two cases. As a result of that settlement conference, the Company has reached an agreement with the plaintiffs in both suits to settle those cases. The general terms of the settlement would involve the payment by the Company of approximately $3.4 million (against which the Company has previously reserved $3.0 million), together with an additional amount paid by the Company’s insurer, inclusive of costs and the Company’s agreement to certification of a plaintiff class for purposes of participating in the settlement (all persons who purchased the Company’s stock between January 21, 2000 and April 12, 2004) and obtaining class approval, in exchange for which all claims against the Company, its insurer and the individual defendants in both lawsuits would be dismissed.

The parties’ agreement to settle the cases on these terms is subject to a number of conditions, including (i) the negotiation of a definitive settlement agreement among the parties; (ii) approval by the Federal Reserve of the payment by the Company of the $3.4 million settlement amount into an escrow account pending final settlement; (iii) approval by the Federal Reserve of the terms of the settlement itself; (iv) having no more than a minimal number of class members opt out of the settlement class (which condition can be waived by the Company); and (v) final approval of the terms and fairness of the settlement by the court in the Lewis case.

Although the Company believes that these conditions can be satisfied and the cases finally settled during the fourth quarter of 2008, no assurance can be given that this will happen within such time period or at all. If for any reason this settlement cannot be effected, the Company would continue to vigorously contest certification of any class and to otherwise vigorously defend this action, in which case the ultimate outcome of this action would not be determinable at this time.

CONTACT WITH ILLINOIS REGULATOR. As previously disclosed in the Company’s SEC filings, as part of the Company’s ongoing capital plan, Central Illinois Bank requested approval from its Illinois bank regulator to reduce its permanent capital and transfer cash to the Company. The Company and Central Illinois Bank have been informed by the Illinois bank regulator that this request will be denied, although formal action has not yet been taken. A similar request by Marine Bank to its Wisconsin bank regulator was recently denied.

Item 9.01 Financial Statements and Exhibits.

(a) NOT APPLICABLE
(b) Pro forma financial information. NOT REQUIRED UNDER ARTICLE 11 OF REGULATION S-X
(c) NOT APPLICABLE
(d) Exhibits. NONE

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIB Marine Bancshares, Inc.

August 20, 2008	By:	John P. Hickey, Jr.

Name: John P. Hickey, Jr.
Title: President & CEO